UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 14, 2015

TrueCar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36449	04-3807511
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 200
Santa Monica, California 90401
(Address of principal executive offices, including zip code)

(800) 200-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2015, Victor “Chip” Perry III joined TrueCar, Inc. (the “Company”) as its President and Chief Executive Officer. On December 16, 2015, Mr. Perry was elected to the Company’s Board of Directors (the “Board”) by a majority of the directors then in office, filling the vacancy created by Scott Painter's resignation from the Board on December 15, 2015. Mr. Perry, age 62, joined the Company after having served as President and Chief Executive Officer of RentPath LLC, an operator of online real estate rental websites and mobile apps, since July 2015. Previously, Mr. Perry was President and Chief Executive Officer of AutoTrader Group, Inc., an online automotive marketplace, from August 1997 until March 2013, and served as a member of its board of directors between August 1999 and March 2013. Mr. Perry has served as a member of the boards of Auto Trader Group PLC (UK), MXC Solutions India Private Ltd. and The Car Trader Proprietary Ltd. since April 2014, June 2014 and February 2014, respectively.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 2015 (the “Announcement 8-K”), Mr. Perry’s employment agreement provides that on his start date, Mr. Perry is to be granted a stock option to purchase 1,840,000 shares of the Company’s common stock (the “Inducement Award”) with an exercise price equal to the fair market value of the shares on the date of grant, and at the first meeting of the Board’s Compensation Committee (the “Compensation Committee”) after his start date, he is to be granted 660,000 restricted stock units (the “RSU Award”), each pursuant to a Company equity incentive plan and an option agreement and restricted stock unit agreement, as applicable.

On December 14, 2015, the Compensation Committee adopted the TrueCar, Inc. 2015 Inducement Equity Incentive Plan (the “Inducement Plan”) and reserved 1,840,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the Inducement Plan. Also on December 14, 2015, the Compensation Committee granted the Inducement Award to Mr. Perry under the Inducement Plan and granted the RSU Award to Mr. Perry under the Company’s 2014 Equity Incentive Plan.

Beginning on March 1, 2016, the Inducement Award will vest monthly over 48 months in approximately equal monthly installments. The RSU Award will vest in 16 equal quarterly amounts beginning on March 1, 2016. Vesting under the equity awards is subject to Mr. Perry’s continued service with the Company through each vesting date and accelerated vesting under certain circumstances as more fully described in the Announcement 8-K. The Inducement Award has a 10-year maximum term and an exercise price per share equal to the closing price of a share of the Company’s common stock on the date of grant. The disclosures provided under Item 5.02 in the Announcement 8-K are incorporated herein by reference.

The Inducement Plan was adopted without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. The Inducement Plan provides for the grant of equity-based awards in the form of nonstatutory stock options and its terms are substantially similar to the Company’s 2014 Equity Incentive Plan. In accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules, awards under the Inducement Plan may only be made to individuals not previously employees or non-employee directors of the Company (or following such individuals’ bona fide period of non-employment with the Company), as an inducement material to the individuals’ entry into employment with the Company or in connection with a merger or acquisition, to the extent permitted by Rule 5635(c)(3) of the Nasdaq Listing Rules.

There are no arrangements or understandings between Mr. Perry and any other persons pursuant to which he was selected as a director. There are also no family relationships between Mr. Perry and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Copies of the Inducement Plan and the Form of Stock Option Agreement under the Inducement Plan are attached as Exhibits 10.1 and 10.2, respectively, hereto and incorporated by reference herein. The above description of the Inducement Plan does not purport to be complete and is qualified in its entirety by reference to such exhibit.
Item 8.01.    Other Events.
On December 14, 2015, the Company issued a press release announcing the grant of the Inducement Award under the Inducement Plan in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

10.1	TrueCar, Inc. 2015 Inducement Equity Incentive Plan.
10.2	TrueCar, Inc. 2015 Inducement Equity Incentive Plan - Form of Stock Option Agreement.
99.1	Press release, dated December 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUECAR, INC.

By:	/s/ Michael Guthrie
Michael Guthrie
Chief Financial Officer & Interim Chief Operating Officer

 Date:  December 16, 2015